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[Air Products Logo]                                                 Exhibit 99.1


Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA  18195-1501

03092



                AIR PRODUCTS UPDATES OUTLOOK FOR MARCH QUARTER
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LEHIGH VALLEY, Pa. (April 7, 2003) - Air Products (NYSE:APD) today announced it is revising its earnings outlook for the second fiscal quarter ended March
31st. Based on current financial data, the company now expects earnings per share in the range of 51 to 54 cents. The revised outlook results from lower than expected volumes in its North American merchant gases and performance polymers (emulsions) businesses, and higher energy and raw material costs impacting its merchant gases, performance polymers and methylamines businesses.

In Gases, Air Products continues to experience weakness in its North American merchant business, reflecting a general slowdown in demand across the basic manufacturing industries. However, the company's growth platforms continue to perform solidly, with electronics and healthcare on track and the refinery hydrogen business performing well despite a higher level of customer outages than anticipated. Air Products' Asia gases performance also remains strong.

The company's healthcare business, which includes its October 2002 American Homecare Supply acquisition, continues to perform very well. The business is driven by demographic changes and the ongoing shift to home-based services, and is not influenced by levels of industrial activity. The company's hydrogen business, which largely serves the market for transportation fuels, is relatively insensitive to levels of manufacturing. The higher cost of natural gas-used in making hydrogen-is predominantly passed through in product pricing.

In Chemicals, operations have been hampered by lower than expected volumes in the performance polymers (emulsions) business, and higher than expected raw material costs, particularly in performance polymers and methylamines. Performance polymer volumes started the quarter strong, but then slowed in February and March along with the slowdown in basic manufacturing. The company is working hard to pass through the higher raw material costs, but there is a lag between the time costs are incurred and recovery of those



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costs.  Air Products' other Chemicals businesses have shown most of the seasonal volume recovery that was expected at the beginning of the quarter.

Natural gas has been the principal cause of the company's higher energy and raw material costs, averaging about $2.00 per million BTUs more than the approximate $4.00 per million BTUs cost incurred in the prior (December) quarter. Overall, higher energy and raw material costs account for about a three-cent reduction from the company's original outlook for the quarter.

Air Products will issue its quarterly earnings release on April 24th before the market opens. Later that day, at 11:00 a.m. EDT, the company will host a teleconference that will be open to the public and the media in listen-only mode by telephone and Internet broadcast. Interested parties can listen to the live teleconference by dialing (913) 981-4910 and entering passcode 184937.
The live Internet broadcast and slides to accompany the teleconference will be available at: www.airproducts.com/fin/quarterly.asp.

Replay will be available via both the Internet and telephone. The Internet replay can be accessed at: www.airproducts.com/fin/quarterly.asp, and the telephone replay can be accessed beginning at 3:00 p.m. EDT on April 24th through 12:00 a.m. EDT on April 30th by calling:

Domestic:  (719) 457-0820

International:  (888) 203-1112

Passcode:  184937

***NOTE: This release may contain forward-looking statements. Actual results could vary materially, due to changes in current expectations.

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Media Inquiries:
        Katie McDonald, tel: (610) 481-3673; e-mail: mcdonace@apci.com

Investor Inquiries:
        Alexander W. Masetti, tel: (610) 481-7461; e-mail: masettaw@apci.com

EDITOR'S NOTE:

The company's original outlook for the March quarter was issued on January 22, 2003, when it expected an EPS result similar to that of its December quarter, which was $0.56, or $0.58 exclusive of an SFAS 143 accounting adjustment.